Exhibit 7

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into as of November 25, 2014 (the “Grant Date”), by and between SpendSmart Networks, Inc., a Delaware corporation (the “Corporation”) and Isaac Blech (the “Optionee”).

WHEREAS, the Optionee is a valued director of the Corporation; and

WHEREAS, the Corporation is issuing this Option (as hereinafter defined) to the Optionee in consideration of the cancellation of certain option agreements that were cancelled; and WHEREAS, the Corporation considers it desirable and in its best interests that Optionee be given an opportunity to acquire a proprietary option to purchase shares of Common Stock of the Corporation, par value $0.001 per share (the “Shares”).

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties agree as follows:

1.                      Grant of Option. The Corporation hereby grants to the Optionee the right and option (hereinafter the “Option”) to purchase up to an aggregate of Five Hundred Fifty Thousand (550,000) Shares (subject to adjustment as provided in Paragraph 6 hereof), on the terms and conditions set forth herein. The Optionee acknowledges that the Option will not be an “incentive option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                      Exercise of Options. The Option granted hereby shall become immediately exercisable by the Optionee upon issuance at a price per share of $1.15 (subject to adjustment as provided for herein); provided, however, that the Optionee shall only be entitled to exercise the Option if: (i) the closing price of the Corporation’s common stock on the OTCQB or any other market or exchange where the same is traded, shall exceed $1.75 per share for five consecutive days, or (ii) upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean: (i) a merger or consolidation in which the Corporation is not the surviving company (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Corporation in a different jurisdiction, or other transaction which there is no substantial change in the shareholders of the Company or their relative stock holdings and the Options granted hereby are assumed, converted or replaced by the successor or acquiring Corporation) and after which the shareholders of the Corporation immediately prior to such merger cease to own more than fifty (50%) percent of the outstanding shares or other equity interest in the surviving company; (ii) a merger in which the Corporation is the surviving company but after which the shareholders of the Corporation immediately prior to such merger (other than any shareholder which merges with the Corporation in such merger, or which owns or controls another company which merges, with the Corporation in such merger) cease to own more than fifty (50%) percent of the outstanding shares or other equity interests in the Corporation; (iii) the sale of all or substantially all of the assets of the Corporation; or (iv) the acquisition, directly or indirectly, by any entity, person or group, of securities of the Corporation representing more than fifty (50%) percent of the combined voting power of the Corporation’s outstanding securities.

3.                      Term of the Option. The Option shall be exercisable as provided in Paragraph 2 hereof and shall expire on the five (5) year anniversary of the Grant Date, or upon its earlier termination as provided in this Agreement.

4.                      Method of Exercising Option. The Optionee may exercise the Option in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Corporation in the form annexed hereto as Exhibit A, together with the tender of the full purchase price of the Shares covered by the Option. The purchase price may consist of (i) cash, (ii) certified or bank check payable to the order of the Corporation in the amount of the purchase price, (iii) a cashless exercise procedure, consisting of authorization from the Optionee to the Corporation to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of the exercise equal to purchase price for the total number of Shares as to which the Option is exercised, (iv) other property or consideration if the Board determines beneficial to the Corporation or (v) any combination of the methods described in (i) through (iv) above.

As soon as practicable after receipt by the Corporation of such notice and of payment in full of the purchase price of all the Shares with respect to which the Option has been exercised, a certificate or certificates representing such Shares shall be issued in the name of the Optionee and shall be delivered to the Optionee. All Shares shall be issued only upon receipt by the Corporation of the Optionee’s representation that the Shares are purchased for investment and not with a view toward distribution thereof.

5.                      Availability of Shares. The Corporation, during the term of this Option, shall keep available at all times the number of Shares required to satisfy the Option. The Corporation shall utilize its best efforts to comply with the requirements of each regulatory commission or agency having jurisdiction in order to issue and sell the Shares to satisfy the Option.

6.                      Adjustments. If prior to the exercise of any portion of the Option granted hereunder the Corporation shall have effected one or more stock splits, stock dividends, or other increases or reductions of the number of its Shares outstanding without receiving compensation therefor in money, services or property, the number of Shares subject to the Option hereby granted shall (a) if a net increase shall have been effected in the number of outstanding shares of the Corporation’s Common Stock, be proportionately increased and the purchase price of the Shares issuable upon exercise of the Option shall be proportionately reduced; and (b) if a net reduction shall have been effected in the number of outstanding shares of the Corporation’s Common Stock, be proportionately reduced and the purchase price of the Shares issuable upon exercise of the Option shall be proportionately increased. In the event that the Corporation shall make any distribution of its assets upon or with respect to the Shares, as a liquidating dividend, the Optionee shall be entitled to receive an amount equal to the value thereof at the time of such distribution, less the aggregate purchase price for the Option.

7.                      Restrictions. The holder of this Option, by acceptance hereof, represents and warrants as follows:

(a)                      This Option and the right to purchase Shares hereunder is personal to the holder and shall not be transferred to any other person, other than (i) by will or the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or by the rules thereunder. This Option shall not be collaterally assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Paragraph 7, or the levy of any attachment or similar process upon the Option or such right, shall be null and void.

(b)                      The holder hereof has been advised and understands that the Option has been issued in reliance upon exemptions from registration under the Securities Act and applicable state statutes; the Shares have not been registered under the Securities Act or applicable state statutes and must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available, except as set forth herein; the Corporation is under no obligation to register the Option or the Shares under the Securities Act or the applicable state statutes; in the absence of such registration, the sale of the Shares may be practicably impossible; the Shares will bear on its face a legend in substantially the following form restricting the sale of the Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN A STOCK OPTION AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE RECORDS OF THE CORPORATION.

(c)                      Regardless of whether the offering and sale of Shares have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Corporation at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Corporation, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

8.                      Shareholder’s Rights. This Option is non-transferable by the Optionee, except in the event of the Optionee’s death as provided in Paragraph 7 hereof and during the Optionee’s lifetime is exercisable only by the Optionee except as provided in Paragraph 7 hereof. The Optionee shall have no rights as a shareholder with respect to any Shares until exercise of this Option pursuant to Paragraph 4 and delivery to the Optionee of the Shares as provided herein.

 9.                      Termination of the Option. Upon an Optionee’s termination of service to the Corporation, any portion of the Option that has not become vested as of the date of such termination of service to the Corporation shall immediately be forfeited. Notwithstanding the foregoing, each Option to the extent not heretofore exercised shall terminate on the fifth anniversary of the Grant Date.

10.                      Validity and Construction. The validity and construction of this Option shall be governed by the laws of the State of Delaware. Such construction is vested in the Board and its construction shall be final and conclusive.

11.                      No Guaranty. It is understood and agreed that nothing contained in this Agreement, nor any action taken by the Board, shall confer upon you any right with respect to the continuation of your services to the Corporation or any subsidiary, nor interfere in any way with the right of the Corporation or a subsidiary to terminate your services at any time.

12.                      Headings. The headings in this Option are for the purpose of reference only andshall not limit or otherwise affect the meaning of any provision of this Option.

13.                      Counterparts. This Option may be executed in any number of counterparts, and each such counterpart shall, for all purposes, be deemed to be an original and all of which together shall constitute one agreement. Facsimile signatures and those transmitted bye-mail or other electronic means shall have the same effect as originals.

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IN WITNESS WHEREOF, the parties have executed this Option as of the date first above written.

SPENDSMART NETWORKS, INC.

By:	/s/ Alex Minicucci
Name:	Alex Minicucci
Title:	Chief Executive Officer

OPTIONEE

By:	/s/ Isaac Blech
Name:	Isaac Blech
Title:	Director

EXHIBIT A

Exercise Form

To: SpendSmart Networks, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the Stock Option Agreement, dated as of _______________, a copy of which is attached hereto, hereby irrevocably elects to purchase _________shares of Common Stock covered by the Option. The undersigned herewith makes payment of $____________representing the full purchase price for such shares at the price per share provided for in such Stock Option Agreement. Such payment takes the form of $_________in lawful money of the United States or delivery of shares of the Corporation’s Common Stock in accordance with the terms of the attached Stock Option Agreement.

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